Exhibit 1.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto), and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of December 5, 2022.

Israel Biotech Fund II, L.P.

By: /s/ Yuval Cabilly
Name: Yuval Cabilly
Title: Managing Partner

Israel Biotech Fund GP Partners II, L.P.

By: /s/ Yuval Cabilly
Name: Yuval Cabilly
Title: General Partner

I.B.F Management Ltd.

By: /s/ Yuval Cabilly
Name: Yuval Cabilly
Title: Chief Financial Officer